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Exhibit 4.4

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

        This FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT dated as of February 18, 2004 (this "Amendment"), among AFFINITY GROUP, INC. (the "Borrower"), THE GUARANTORS PARTY HERETO (the "Guarantors"), THE LENDERS PARTY HERETO (the "Lenders"), CANADIAN IMPERIAL BANK OF COMMERCE, as Syndication Agent (the "Syndication Agent"), CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as Administrative Agent and successor to Fleet National Bank (the "Administrative Agent"), and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent (the "Documentation Agent" and together with the Administrative Agent and the Syndication Agent, the "Agents").

        WHEREAS, the Note Purchase Agreement (as defined below) provides that the Lenders may make Term Loans to the Borrower; and

        WHEREAS, the Credit Parties wish to amend the Note Purchase Agreement to permit the Borrower and the other Credit Parties to incur additional indebtedness in the amount necessary to fund the purchase of all of the outstanding Holding Company Notes and to fund certain shareholder distributions; and

        WHEREAS, Fleet National Bank has determined that it is resigning as administrative agent, and the Borrower and the Lenders desire to appoint Canadian Imperial Bank of Commerce as administrative agent to succeed Fleet;

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

        1.    Reference to Note Purchase Agreement.    Reference is made to the Senior Secured Floating Rate Note Purchase Agreement dated as of June 24, 2003 among the Borrower, the Guarantors, the Lenders, the Syndication Agent, the Administrative Agent and the Documentation Agent (as the same is amended hereby and, as it may be further amended or amended and restated from time to time, the "Note Purchase Agreement"). Capitalized terms used herein which are defined in the Note Purchase Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

        2.    Resignation of Administrative Agent; Appointment of Successor Administrative Agent.

        (a)   Effective on the date of the satisfaction of the conditions set forth in Section 6 below, Fleet hereby resigns as Administrative Agent. Each of the Lenders and the Borrower acknowledges and accepts such resignation.

        (b)   Effective immediately upon the effectiveness of Fleet's resignation as Administrative Agent, the Required Senior Lenders hereby appoint CIBC as Administrative Agent to succeed Fleet as Administrative Agent, all references to Administrative Agent in the Loan Documents, from and after such date, shall refer to CIBC and CIBC shall succeed to and become vested with all the rights, powers, privileges and duties of Fleet, as the retiring Administrative Agent, and Fleet, as the retiring Administrative Agent, shall be discharged from its duties and obligations under the other Loan Documents except as provided herein.

        (c)   Fleet and the Credit Parties, at the Credit Parties' expense will promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as CIBC may reasonable request in order to carry out more effectively the intent and purpose of this Section 2 and to assign to CIBC the Administrative Agent's security interest, rights and remedies created or intended to be created under the Collateral Documents. Without limiting the generality of the above, Fleet and each Credit Party will join with CIBC in such notices or assignments as may be appropriate under applicable Federal or state law in form satisfactory to CIBC and filing or recording the same in all public offices and jurisdictions wherever and whenever reasonably requested by CIBC.

        3.    Amendments to Collateral Documents.    Each of the Collateral Documents (other than the Mortgages) are hereby amended by adding the following sentence to each of the provisions thereof containing the definition of "Secured Obligations:"

  Notwithstanding anything herein to the contrary, for the period from the date that Fleet's resignation as administrative agent under the Credit Agreement shall be effective to and including May 18, 2004, the obligations of the Credit Parties to Fleet arising from or related to cash management services (including the automatic clearing house transfer of funds by Fleet for the account of any Credit Party pursuant to an agreement or overdraft) pursuant to the cash management services in effect presently shall be deemed to be Secured Obligations hereunder in an aggregate amount not in excess of $7,500,000

        4.    Amendments to Note Purchase Agreement.    The Credit Parties, the Lenders, and the Agents agree that the Note Purchase Agreement is hereby amended, effective as of the date hereof, as follows:

          (a)   The definition of "Business Day" is hereby amended by deleting the words, "Boston, Massachusetts or."

          (b)   The definition of "Consolidated Senior Leverage Ratio" is hereby deleted in its entirety and replaced with the following:

            "Consolidated Senior Leverage Ratio" means, as at any date, the ratio of (a) Senior Debt minus the sum of (i) the amount on deposit in the Controlled Dividend Account on such date and (ii) cash and Cash Equivalents held by the Credit Parties on such date and not on deposit in the Controlled Dividend Account to the extent such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess $10,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

          (c)   The definition of "Consolidated Total Leverage Ratio" is hereby deleted in its entirety and replaced with the following:

            "Consolidated Total Leverage Ratio" means, as at any date, the ratio of (a) the sum of (i) the Indebtedness of the Credit Parties excluding amounts described in clauses (d) and (g) of the definition of "Indebtedness" (determined on a consolidated basis without duplication in accordance with GAAP), including Subordinated Indebtedness, plus (ii) the Indebtedness of the Holding Company in respect of the Holding Company Notes on such date minus (iii) the sum of (x) the amount on deposit in the Controlled Dividend Account on such date and (y) cash and Cash Equivalents held by the Credit Parties on such date and not on deposit in the Controlled Dividend Account to the extent to such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of $10,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

          (d)   The definition of "EBITDA" is hereby deleted in its entirety and replaced with the following:

            "EBITDA" means, for any period, operating income for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) for such period plus (to the extent deducted in computing operating income) (a) income, franchise and other like taxes (excluding real estate taxes) expensed during such period, interest, depreciation, amortization and other write-offs of intangible assets such as goodwill and any other non-cash income or charges expensed for such period (including such charges in respect of Phantom Stock Accruals) and (except to the extent received or paid in cash by the Credit Parties) income or loss attributable to equity in Affiliates for such period), and (b) for each of the fiscal quarters in the fiscal year ending December 31, 2003, the salary, bonuses, expense reimbursements and other compensation paid to Stephen Adams or for the expenses of the office of the chairman of the board of the Parent in the amounts not in excess of the following: (i) for the fiscal quarter ending March 31, 2003, $627,000, (ii) for the fiscal quarter ending June 30, 2003, $802,000, (iii) for the fiscal quarter ending September 30, 2003, $620,000 and (iv) for the fiscal quarter ending December 31, 2003, $721,000, excluding from the calculation of such operating income any extraordinary and unusual gains or losses during such period and excluding from the calculation of such operating income the income or loss from any Casualty Events and Dispositions. Notwithstanding the foregoing, any amounts accrued or paid with respect to any deferred financing costs or tangible assets which are written off as a result of the repayment and discharge of Indebtedness under the Existing Credit Agreement shall not be deducted in determining operating income.

            Notwithstanding the foregoing, if during any period for which EBITDA is being determined, any Credit Party shall have consummated any Acquisition and (if such acquisition is a stock or other equity Acquisition) the company acquired in such Acquisition becomes a Subsidiary in accordance with the provisions of Section 6.10(a) then, for all purposes of this Agreement, with the exception of the calculation of Excess Cash Flow, EBITDA shall be determined on a pro forma basis as if such Acquisition had been made or consummated on the first day of such period.

          (e)   The definition of "Excess Cash Flow" is hereby amended by adding the following clause (b)(viii) after the words "Phantom Stock Agreements," in clause (b)(vii)" but before the words, "in each case":

            (viii) any Restricted Junior Payments made in cash to the extent permitted to be made pursuant to Section 7.6(b),

          (f)    The definition of "Holding Company" is hereby deleted in its entirety and replaced with the following:

            "Holding Company" means Affinity Group Holding, Inc., a Delaware corporation which, prior to the Intercompany Merger, holds all the outstanding capital stock of the Borrower.

          (g)   The definition of "Holding Company Collateral Documents" is hereby deleted in its entirety and replaced with the following:

            "Holding Company Collateral Documents" means the Amended and Restated Nonrecourse Guaranty and Pledge Agreement executed and delivered by the Holding Company on the Effective Date (or in connection with the consummation of the Intercompany Merger, by the Parent on or prior to the date of such merger) substantially in the form of Exhibit A annexed to the Credit Agreement, as such agreement may be amended, supplemented or otherwise modified from time to time.

          (h)   The definition of "Holding Company Notes Borrower Refinancing Payment" is hereby deleted in its entirety and replaced with the following:

            "Holding Company Notes Borrower Refinancing Payment" means, with respect to the Holding Company Notes Borrower Refinancing Indebtedness in respect of the Senior Subordinated Notes, an amount equal to $25,000,000.

          (i)    The definition of "Holding Company Notes Refinancing Indebtedness" is hereby deleted in its entirety.

          (j)    The definition of "Holding Company Notes Refinancing Payment" is hereby deleted in its entirety.

          (k)   [Reserved.]

          (l)    The definition of "Parent" is hereby deleted in its entirety and replaced with the following:

            "Parent" means AGI Holding Corp., a Delaware corporation which, prior to the Intercompany Merger, holds all the outstanding capital stock of the Holding Company and, after the Intercompany Merger, holds all the outstanding capital stock of the Borrower.

          (m)  The definition of "Permitted Cash Flow Distribution" is hereby deleted in its entirety and replaced with the following:

            "Permitted Cash Flow Distribution" means the amount of Restricted Junior Payments permitted to be made from Excess Cash Flow pursuant to Section 7.6(b).

          (n)   The definition of "Prime Rate" is hereby deleted and replaced by the following:

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by Canadian Imperial Bank of Commerce, as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          (o)   [Reserved.]

          (p)   The definition of "Subordinated Indebtedness" is hereby deleted in its entirety and replaced with the following:

            "Subordinated Indebtedness" means (a) the Senior Subordinated Notes and (b) any Indebtedness of any Credit Party which matures in its entirety later than the Loans and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Senior Loans and to such Credit Party's other obligations to the Noteholders hereunder by provisions reasonably satisfactory in form and substance to the Administrative Agent, the Syndication Agent and Special Counsel.

          (q)   [Reserved.]

          (r)   The definition of "Working Capital" is hereby deleted in its entirety and replaced with the following:

            "Working Capital" means, at any date, the difference between the aggregate current assets (excluding assets held in the Controlled Dividend Account) and the aggregate current liabilities (excluding current maturities of long term Indebtedness and the current portion of Deferred Revenues) of the Credit Parties at such date (determined on a consolidated basis without duplication in accordance with GAAP).

          (s)   The following definitions are hereby added to the Note Purchase Agreement in its appropriate alphabetical order:

            "Controlled Dividend Account" has the meaning assigned to such term in Section 6.14.

            "Dividend Account Permitted Investments" means (i) United States dollars; (ii) direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged; (iii) commercial paper or other short-term corporate obligation that has received a rating of at least A-1 or AA from Standard & Poor's Corporation ("S&P"), P-1 or Aa2 from Moody's Investor Services, Inc. ("Moody's"), or F-1 or AA from Fitch, Inc. ("Fitch"); (iv) time deposits, certificates of deposit, bank acceptances or bank notes issued by any bank having capital surplus and undivided profits aggregating at least $500,000,000 (or the foreign currency equivalent thereof) and at least a high A rating (or the equivalent) from any two of the following: S&P, Moody's, Thomson Bankwatch, Inc. or IBCA, Inc.; (v) money market preferred stocks which, at the date of acquisition and at all times thereafter, are accorded ratings of at least mid AA by any two of the following: S&P, Moody's or Fitch; (vi) tax-exempt obligations that are accorded ratings at the time of investment therein of at least mid AA (or equivalent short-term ratings) by any two of the following: S&P, Moody's or Fitch; (vii) guaranteed investment contracts and/or agreements of a bank, insurance company or other institution whose unsecured, uninsured and unguaranteed obligations (or claims-paying ability) are, at the time of investment therein, rated AAA by any two of the following: S&P, Moody's or Fitch; (viii) money market funds, the portfolio of which is limited to investments described in clauses (i) through (vii); and (ix) corporate obligations or securities that have received a rating of at least mid AA by any two of the following: S&P, Moody's or Fitch. In no event shall (a) any of the Dividend Account Permitted Investments described in clauses (iii) through (viii) above have a final maturity more than one year from the date of investment therein or (b) any of the Dividend Account Permitted Investments described in clauses (ii) and (ix) above have a final maturity more than five years from the date of investment therein.

            "First Amendment" means the First Amendment to the Note Purchase Agreement dated as of February 4, 2004.

            "Holding Company Notes Call" means the optional redemption by the Holding Company in accordance with the terms and conditions of the Holding Company Notes Indenture for all of the outstanding Holding Company Notes to the extent not tendered pursuant to the Holding Company Notes Tender Offer."

            "Holding Company Notes Tender Offer" means the tender offer by the Holding Company for all of the outstanding Holding Company Notes."

            "Initial Controlled Dividend Account Deposit" has the meaning assigned to such term in Section 6.14.

            "Intercompany Merger" means the merger of the Holding Company with and into the Borrower in accordance with the provisions of Section 7.4(e).

            "Senior Subordinated Notes" means the Borrower's 9.00% Senior Subordinated Notes due 2012, including any Additional Notes and Exchange Notes (as each such term is defined in the Senior Subordinated Note Indenture) with an aggregate initial principal amount equal to $200,000,000, in each case as issued pursuant to the Senior Subordinated Note Indenture, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.12.

            "Senior Subordinated Note Indenture" means that certain Indenture dated as of February 18, 2004 among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.12.

          (t)    The reference to "Boston, Massachusetts" in the second sentence of Section 2.5(a) is hereby deleted and replaced with "New York, New York."

          (u)   [Reserved.]

          (v)   [Reserved.]

          (w)  The last paragraph of Section 2.10(b)(iii) is hereby deleted and replaced by the following:

      Anything herein to the contrary notwithstanding, except as provided in the succeeding sentence, the Borrower shall not be required to make any prepayment pursuant to this clause (iii) with respect to the first $10,000,000 of Net Cash Payments from any Disposition which are not reinvested pursuant to this clause (iii). Notwithstanding the preceding sentence or anything herein to the contrary if and to the extent that any Net Cash Payments would otherwise be required to be used to repay the Senior Subordinated Notes or purchase or repurchase any notes issued under the Senior Subordinated Notes Indenture, the Borrower shall prepay the Loans and reduce the Commitments as provided in clause (B) above.

          (x)   The following Sections 2.10(b)(v), (vi), (vii) and (viii) are hereby added to the Note Purchase Agreement after Section 2.10(b)(iv):

            (v)   [Reserved.]

            (vi)  [Reserved.]

            (vii) Prepayments from Controlled Dividend Account.    During the continuance of an Event of Default, the Administrative Agent in its discretion may, and upon the request of the Required Senior Lenders shall, demand that the Borrower prepay the Loans from the balance on deposit in the Controlled Dividend Account and, upon such demand, the Borrower shall prepay the Loans (and provide cover for LC Exposure as specified in Section 2.4(i)), and the Commitments shall be subject to automatic permanent reduction, in an aggregate amount, if any, equal to the balance on deposit in the Controlled Dividend Account on the date of such demand, such prepayment and reduction to be effected in each case in the manner and to the extent specified in Section 2.10(c). Upon such demand, the Borrower hereby authorizes the Administrative Agent to apply such funds to the prepayment required by this Section 2.10(b)(vii).

            (viii) Failure of Paying Agent to Fund Holding Company Notes Call.    In the event that the Paying Agent shall have failed to cause the redemption of all Holding Company Notes remaining outstanding within 65 days after the date of the payment of the purchase price by the Holding Company for the Holding Company Notes tendered and accepted for payment in connection with the Holding Company Notes Tender Offer, the Borrower (or the Paying Agent on the Borrower's behalf) shall prepay the Loans (and provide cover for LC Exposure as specified in Section 2.4(i)), and the Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to the balance on deposit in the Redemption Controlled Account on the date of such prepayment, such prepayment and reduction to be effected in each case in the manner and to the extent specified in Section 2.10(c).

          (y)   The introductory clause of Section 2.10(c) is hereby deleted and replaced with the following:

            (c) Application.    In the event of any mandatory prepayment of Loans pursuant to subsections (b)(i) through (b)(iv) and subsections (b)(vii) and (b)(viii)of this Section 2.10, the proceeds of such prepayment shall be applied as follows:

          (z)   The reference to "Boston, Massachusetts" in the third sentence of Section 2.17(a) is hereby deleted and replaced with "New York, New York."

          (aa) The following Section 4.20 is hereby added to the Note Purchase Agreement after Section 4.19:

            4.20    Senior Indebtedness.    The obligations of the Credit Parties hereunder and under the other Loan Documents constitute "Senior Indebtedness" and "Designated Senior Indebtedness" under and as defined in the Senior Subordinated Note Indenture. The subordination provisions of the Senior Subordinated Note Indenture are enforceable by each Lender and each other holder of any obligations of the Credit Parties under the Loan Documents in accordance with their terms.

          (bb) [Reserved.]

          (cc) The following Section 6.14 is hereby added to the Note Purchase Agreement after Section 6.13:

            6.14    Controlled Dividend Account.    The Borrower shall deposit into an account maintained by the Borrower with the Administrative Agent or another depository designated by the Administrative Agent which has executed and delivered as to such account a control agreement, in form and substance satisfactory to the Administrative Agent and in favor of the Administrative Agent (the "Controlled Dividend Account"), an amount equal to $15,000,000 (the "Initial Controlled Dividend Account Deposit"). Funds deposited in the Controlled Dividend Account pursuant to this section shall be held in such Controlled Dividend Account and invested in such Dividend Account Permitted Investments as are directed by the Borrower, and may be withdrawn only (a) to make distributions in accordance with the terms and conditions of and subject to the restrictions contained in Section 7.6(a)(vii), (b) for the use of the Credit Parties in lieu of Revolving Credit Borrowings and (c) to make the mandatory prepayment required by Section 2.10(b)(vii). To request a withdrawal from the Controlled Dividend Account the Borrower shall deliver a withdrawal notice to the Administrative Agent, such notice to be form and substance reasonably satisfactory to the Administrative Agent, requesting such withdrawal, indicating the amount thereof and the proposed date of such withdrawal and indicating whether the withdrawal will be used for the purposes described in clause (a) or (b) above. If the Borrower has withdrawn funds on deposit in the Controlled Dividend Account for the purposes described in clause (b) above and has not redeposited the amount so withdrawn as provided below, then, so long as no Event of Default has occurred and is continuing, (x) the Borrower may make deposits into the Controlled Dividend Account with the proceeds of Revolving Credit Loans or otherwise, and (y) on any date on which the aggregate amount of cash and Cash Equivalents of the Credit Parties not on deposit in the Controlled Dividend Account exceeds $5,000,000, the Credit Parties shall make deposits into the Controlled Dividend Account in an aggregate amount equal to the amount by which the cash and Cash Equivalents of the Credit Parties on such date not on deposit in the Controlled Dividend Account exceeds $5,000,000; provided that, in each case described in clauses (x) and (y), deposits may be made in the Controlled Dividend Account only to the extent that, after making any such deposit or deposits, the balance of the Controlled Dividend Account does not exceed the amount of the Initial Controlled Dividend Account Deposit plus earnings thereon minus the amount of any withdrawals described in clause (a) above made on or after the date of the First Amendment. The provisions of this Section 6.14 and the requirements relating to the Controlled Dividend Account, shall no longer apply following the date on which the aggregate amount of withdrawals made under clause (a) above made on or after the date of the First Amendment equal the amount of the Initial Controlled Dividend Account Deposit plus earnings thereon.

          (dd) The following Section 6.15 is hereby added to the Note Purchase Agreement after Section 6.14:

            6.15    Holding Company Notes Tender Offer; Holding Company Notes Call.

            (a)   On the date of the incurrence of the Holding Company Notes Borrower Refinancing Indebtedness (the "Note Funding Date") the Borrower shall pay the aggregate purchase price of the Holding Notes tendered and accepted for payment in connection with the Holding Company Notes Tender Offer and the aggregate consent payments required to be paid by the documents governing the Holding Company Notes Tender Offer. If less than 100% of the outstanding principal amount of the Holding Company Notes have been tendered, accepted for payment and sold to the Holding Company on the Note Funding Date in connection with the Holding Company Notes Tender Offer, the Holding Company shall commence the Holding Company Notes Call and shall deliver notices of redemption immediately on such date and thereafter with respect thereto as shall be required by the Holding Company Notes Indenture in order to consummate such optional redemption pursuant to the terms of the Holding Company Notes Indenture no later than 65 days after the Note Funding Date.

            (b)   On the Note Funding Date, the Borrower shall deposit with the Paying Agent not less than the amount necessary for the Borrower to complete the Holding Company Notes Call including the aggregate principal amount of the Holding Company Notes outstanding after the completion of the Holding Company Notes Tender Offer, together with any premium and the amount of any accrued interest payable thereon and deliver to the Paying Agent an irrevocable instruction to the Paying Agent to hold such deposit until the redemption date for the Holding Company Notes Call at which time such proceeds shall be applied to the redemption price for the Holding Company Notes Call or, if applicable, to prepay the Loan as provided in Section 2.10(b)(viii).

          (ee) The following Section 7.4(e) is hereby added to the Note Purchase Agreement after Section 7.4(d):

            (e)   The Holding Company may be merged with and into the Borrower; provided that (i) the Borrower shall be the surviving corporation, (ii) immediately prior to such merger, the Holding Company shall have no Indebtedness and the Administrative Agent shall have received evidence satisfactory to it that all such Indebtedness has been paid, (iii) such merger does not require any consent or approval of, registration or filing (other than the filing of a certificate of merger) with, or any other action by, any Governmental Authority or any other Person except for such consents, approvals, registrations, filings and other actions as have been obtained on or before the date of such merger; (iv) such merger will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Holding Company or any Credit Party, or any assets of the Holding Company or any Credit Party, or give rise to a right thereunder to require any payment to be made by any Credit Party and (v) (A) the Parent shall have executed a Non Recourse Guaranty and Pledge Agreement substantially in the form of Exhibit A hereto (except that the Parent's name will replace the Holding Company's name) and shall have delivered to the Administrative Agent, certificates representing all capital stock of the Borrower together with undated stock powers duly endorsed in blank and (B) the Administrative Agent shall have received an opinion letter (addressed to the Administrative Agent and the Lenders) from Kaplan, Strangis and Kaplan, P.A., which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide, among other matters, that upon the satisfaction of the conditions set forth in clause (v)(A) above, the Administrative Agent shall have a perfected security interest in all the capital stock of the Borrower, that the merger is being effected in compliance with law, charter documents and material agreements (including the Senior

    Subordinated Notes Indenture and the Holding Company Notes Indenture) of the Borrower and the Holding Company and will not result in the creation or imposition of any lien upon any of the property of the Borrower or the Holding Company.

          (ff)  The period at the end of Section 7.5(a)(vii) is hereby deleted and replaced with "; and" and the following new Section 7.5(a)(viii) is added thereafter:

            (viii) Deposits in the Controlled Dividend Account to the extent permitted by Section 6.14 and investment of the funds on deposit in the Controlled Dividend Account in Dividend Account Permitted Investments.

          (gg) Section 7.6(a) is hereby deleted and replaced with the following:

            (a)   No Credit Party will declare or make any Restricted Junior Payment at any time; provided, however, that (i) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments to the Holding Company in amounts equal to the cash interest payments to the holders of the Holding Company Notes in accordance with, and only to the extent required by, the Holding Company Notes Indenture, (ii) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments to the Holding Company (or after the Intercompany Merger, to the Parent) in amounts equal to the Permitted Tax Distributions, (iii) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments to the Holding Company from the proceeds of Holding Company Notes Borrower Refinancing Indebtedness on the Note Funding Date to fund, the Holding Company Notes Tender Offer, the Holding Company Notes Call and not in excess of $60,000,000 in additional distributions, (iv) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments not to exceed $4,000,000 in the aggregate to the Holding Company simultaneously with the distributions described in clause (iii) for the purposes of funding the purchase price or prepayment costs in connection with the Holding Company Notes Tender Offer and the Holding Company Notes Call, (v) the Borrower may declare and make Restricted Junior Payments to the Holding Company to the extent permitted by Section 7.6(b), (vi) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments in amounts equal to the cash interest payments to the holders of the Holding Company Notes Borrower Refinancing Indebtedness in accordance with, and only to the extent required by, the indenture or other document governing such indebtedness, and (vii) at any time prior to a prepayment required by Section 2.10(b)(vii) and so long as no Default shall have occurred and be continuing or shall be caused thereby and if the Consolidated Total Leverage Ratio is less than or equal to 5.00 to 1 as of the end of any of the first three fiscal quarters of any fiscal year (assuming on a pro forma basis that the Restricted Junior Payment referred to in this Section 7.6(a)(vii) was made during such fiscal quarter, as reported on the Compliance Certificate delivered with the financial statements required by Section 6.1(b) for such fiscal quarter and with respect to such pro forma calculation a similar certificate containing a reasonably detailed calculation of the Consolidated Total Leverage Ratio in form and substance reasonably satisfactory to the Administrative Agent), the Borrower may, within ten (10) Business Days after the delivery of such financial statements and Compliance Certificate, make a Restricted Junior Payment from amounts on deposit in the Controlled Dividend Account; provided, however, that nothing herein shall be deemed to prohibit the making of any dividend or distribution by any Subsidiary to any other Credit Party.

          (hh) Section 7.8 is hereby amended by adding the following clause at the end of said section:

            (vi)  the foregoing shall not apply to restrictions and conditions contained in any indenture and the notes issued in respect of any Holding Company Notes Borrower Refinancing Indebtedness.

          (ii)   Sections 7.9(a) through (d) are hereby deleted and replaced in their entirety with the following:

            (a)    Consolidated Fixed Charges Ratio.    The Credit Parties will not permit the Consolidated Fixed Charges Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	1.05 to 1.00
From October 1, 2004 through September 30, 2005	1.05 to 1.00
From October 1, 2005 through September 30, 2006	1.10 to 1.00
From October 1, 2006 through September 30, 2007	1.15 to 1.00
From October 1, 2007 through September 30, 2008	1.20 to 1.00
From October 1, 2008 and at all times thereafter	1.25 to 1.00

            (b)    Consolidated Total Leverage Ratio.    The Credit Parties will not permit the Consolidated Total Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	5.75 to 1.00
From October 1, 2004 through September 30, 2005	5.50 to 1.00
From October 1, 2005 through September 30, 2006	5.35 to 1.00
From October 1, 2006 through September 30, 2007	5.00 to 1.00
From October 1, 2007 and at all times thereafter	4.75 to 1.00

            (c)    Consolidated Senior Leverage Ratio.    The Credit Parties will not permit the Consolidated Senior Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	2.35 to 1.00
From October 1, 2004 through September 30, 2005	2.25 to 1.00
From October 1, 2005 through September 30, 2006	2.10 to 1.00
From October 1, 2006 through September 30, 2007	1.90 to 1.00
From October 1, 2007 and at all times thereafter	1.75 to 1.00

            (d)    Consolidated Interest Coverage Ratio.    The Credit Parties will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter ending during the periods below to be less than the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	2.00 to 1.00
From October 1, 2004 through September 30, 2005	2.10 to 1.00
From October 1, 2005 through September 30, 2006	2.20 to 1.00
From October 1, 2006 through September 30, 2007	2.30 to 1.00
From October 1, 2007 and at all times thereafter	2.50 to 1.00

          (jj)   Section 7.12 is hereby amended by adding the following at the end of said section:

            "except that all of the Persons which are Guarantors hereunder may guaranty the Holding Company Notes Borrower Refinancing Indebtedness, provided that such guarantees are subordinated to the guarantees set forth in Section 3.1 to the same extent as the Holding Company Notes Borrower Refinancing Indebtedness is subordinated to the Loans.

          (kk) The following Section 7.16 is hereby added to the Note Purchase Agreement after Section 7.15:

            7.16    Compensation Payments to Stephen Adams.    No Credit Party shall pay or cause to be paid any salary, bonuses or other compensation payments to Stephen Adams except (a) in the event of a change in circumstances related to management personnel or management structure of the Credit Parties as a result of which Stephen Adams is performing duties other than those performed by him as Chairman of the Board of Directors of the Borrower prior to the date of the First Amendment, or (b) with the consent of the Required Senior Lenders; provided, however, that nothing herein shall be deemed to prohibit or restrict any payment permitted to be made under Section 7.6 of this Agreement.

          (ll)   Sections 8.1(m)(ii) and (v) are hereby deleted and replaced with the following:

            (ii)   prior to the Intercompany Merger, the Parent shall cease to own directly or indirectly all of the outstanding capital stock of the Holding Company;

            (v)   (A) prior to the Intercompany Merger, the Holding Company, and (B) after the Intercompany Merger, the Parent, shall cease to own, directly or indirectly, at least 90% of the outstanding capital stock of the Borrower; or

          (mm) The following Section 8.1(m)(vi) is hereby added to the Note Purchase Agreement after Section 8.1(m)(v):

            (vi)  a Change of Control will be deemed to have occurred under the Senior Subordinated Notes Indenture;

          (nn) Section 8.1(o) is hereby deleted and replaced with the following:

            "(o) any Guarantor or the Holding Company (or after the Intercompany Merger, the Parent) shall assert that its obligations hereunder or under the Collateral Documents shall be invalid or unenforceable;"

          (oo) The period at the end of Section 8.1(q) is hereby deleted and replaced with "; or" and the following new Section 8.1(r) is added thereafter:

            "(r) a default or an event of default shall have occurred under the notes or indenture in respect of the Senior Subordinated Notes or the Senior Subordinated Notes Indenture."

          (pp) Sections 10.1(b) is hereby deleted and replaced with the following:

            (b) if to the Administrative Agent, to Canadian Imperial Bank of Commerce, 425 Lexington Avenue, 3rd Floor, New York, New York 10017, Attention of Carter Harned (Telecopy No. (212) 885-4941), with a copy to Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention of George Ticknor (Telecopy No. 617-227-4420); and

        5.    No Default; Representations and Warranties, etc.    The Credit Parties hereby confirm that: (a) the representations and warranties of the Credit Parties contained in Article 4 of the Note Purchase Agreement are true on and as of the date hereof as if made on such date; (b) the Credit Parties are in compliance in all material respects with all of the terms and provisions set forth in the Note Purchase Agreement on their part to be observed or performed thereunder; and (c) after giving effect to this

Amendment, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

        6.    Conditions to this Amendment.    This Amendment shall not become effective until the date on which each of the following conditions is satisfied or waived in writing by the Required Senior Lenders:

          (a)    Counterparts of Amendment.    The Administrative Agent shall have received from the Credit Parties and the Required Senior Lenders either (i) a counterpart of this Amendment signed on behalf of the Lenders which are parties to the Note Purchase Agreement and an amendment to the Note Purchase Agreement signed on behalf of the Noteholders which are parties to the Note Purchase Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such parties have signed counterparts of such Agreements.

          (b)    Tender Offer and other Documentation.    The Administrative Agent shall receive in respect of (i) the Holding Company Notes Tender Offer, final execution copies of the documents and instruments with respect thereto, (ii) the Holding Company Notes Borrower Refinancing Indebtedness, final execution copies of the indenture, specimen note and all documents and instruments and (iii) the Holding Company Notes Call, final execution copies of the documents and instruments with respect thereto and such indenture, specimen note and documents and instruments shall be in form and substance reasonably satisfactory to the Administrative Agent, the Syndication Agent and their counsel (including acknowledgement by such Agents that the terms of the Senior Subordinated Notes satisfy the requirements of Holding Company Notes Borrower Refinancing Indebtedness).

          (c)    Approval of Consent Solicitation.    The consent of the holders of the Holding Company Notes solicited in connection with the Holding Company Notes Tender Offer shall have been obtained as necessary to amend the Holding Company Notes Indenture in the manner provided in the Holding Company Notes Tender Offer documentation.

          (d)    Pro Forma Compliance.    The Administrative Agent shall have received evidence, reasonably satisfactory to the Administrative Agent, that after the incurrence of the Holding Company Notes Borrower Refinancing Indebtedness and after taking into account the payment of the purchase price for the Holding Company Notes tendered and accepted for payment in connection with the Holding Company Notes Tender Offer (including the consent payments described in the Holding Company Notes Tender Offer documentation) and for the Holding Company Notes to be redeemed in connection with the Holding Company Notes Call, the Credit Parties will be in compliance, on a pro forma basis, with the provisions of Sections 7.9 (b) and (c) of the Note Purchase Agreement.

          (e)    Disclosure Materials and Completion.    The Administrative Agent shall have received all disclosure materials and other documents relating to the Holding Company Notes Tender Offer, all such documents to be in form and substance satisfactory to the Administrative Agent and its counsel, the Holding Company Notes Tender Offer shall have been completed with all Holding Company Notes previously outstanding being tendered for payment, and such tenders accepted by the Holding Company in connection therewith, and all actions necessary to complete the Holding Company Notes Tender Offer shall have been completed except the funding of such tender. The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower as to the matters specified in the preceding sentence.

          (f)    Controlled Dividend Account.    The Borrower shall have opened the Controlled Dividend Account with the Administrative Agent or another depository designated by the Administrative Agent and, if such Controlled Dividend Account is maintained with such other depository, such depository and the Borrower have executed and delivered to the Administrative Agent a Control Agreement in form and substance satisfactory to the Administrative Agent.

          (g)    Assignment of Fleet Loans.    Fleet shall have assigned all of its Loans under the Credit Agreement and the Note Purchase Agreement to CIBC pursuant to an Assignment and Acceptance with respect thereto, executed and delivered by Fleet and CIBC.

          (h)    Assignment of Collateral Documents.    All of the rights and benefits of the Administrative Agent under the Collateral Documents and any related documents and instruments and all Collateral in Fleet's possession shall have been transferred to CIBC as the successor Administrative Agent, pursuant to assignments agreements and instruments reasonably satisfactory to CIBC, to the extent necessary to transfer to CIBC as successor Administrative Agent, the security interests in the Collateral presently held by Fleet, as Administrative Agent.

          (i)    Cover for Fleet LC Exposure.    All outstanding Letters of Credit issued by Fleet shall have been replaced with Letters of Credit issued by CIBC and/or another Issuing Lender, or CIBC and/or another Issuing Lender or Issuing Lenders shall have issued, for the benefit of Fleet, backing Letters of Credit with respect to such Fleet LC Exposure.

          (j)    No Material Adverse Effect.    There shall have occurred no Material Adverse Effect (in the reasonable opinion of the Administrative Agent) since September 30, 2003 with respect to the Credit Parties.

          (k)    Solvency Assurances.    The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower to the effect that, as of the date of the incurrence of Indebtedness in respect of the Senior Subordinated Notes:

            (i)    the aggregate value of all properties of the Credit Parties at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties,

            (ii)   the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted and

            (iii)  the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

  Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable and accurately computed.

          (l)    Other Documents.    The Administrative Agent shall have received such other documents as any Agent or Special Counsel shall have reasonably requested.

          (m)    Fees.    The Administrative Agent, on behalf of each of the Lenders who has agreed to this Amendment and executed its signature line below on or prior to February 6, 2004, shall have received an amendment fee in aggregate amount equal to 0.25% of each such Lender's outstanding principal amount of its Term B2 Loans (after giving effect to the prepayments under Section 2.10(b) in connection with the incurrence of the Holding Company Notes Borrower Refinancing Indebtedness). Such fee shall be nonrefundable.

          (n)    Expenses.    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, all reasonable expenses, including legal fees and disbursements incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby and the reimbursement or payment of all other out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Note Purchase Agreement.

        7.    Miscellaneous.

        (a)   Except to the extent specifically amended or waived hereby, the Note Purchase Agreement, the Loan Documents and all related documents shall remain in full force and effect. Whenever the terms or sections amended hereby shall be referred to in the Note Purchase Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment. The foregoing waivers shall apply solely to the provisions of the Note Purchase Agreement specified herein for the periods and purposes specified herein. Nothing herein shall be deemed to constitute a modification, amendment or waiver of any other term or condition of the Note Purchase Agreement.

        (b)   This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

        (c)   This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

BORROWER
AFFINITY GROUP, INC.
By:
Name:
Title:
SUBSIDIARIES/GUARANTORS
AFFINITY ADVERTISING, LP
By:	VBI, INC., its General Partner
By:
Name:
Title:

AFFINITY BROKERAGE, INC.
AFFINITY ROAD AND TRAVEL CLUB, INC.
CAMP COAST TO COAST, INC.
CAMPING REALTY, INC.
CAMPING WORLD, INC.
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
COAST MARKETING GROUP, INC.
CWI, INC.
CW MICHIGAN, INC.
EHLERT PUBLISHING GROUP, INC.
GOLF CARD INTERNATIONAL CORP.
GOLF CARD RESORT SERVICES, INC.
GSS ENTERPRISES, INC.
POWER SPORTS MEDIA, INC.
TL ENTERPRISES, INC.
VBI, INC.
By:
Name:
Title:

AGREEMENT OF HOLDING COMPANY AND
RATIFICATION OF NONRECOURSE GUARANTY

        The undersigned hereby agrees to the provisions of Section 2 and 3 and as guarantor hereby acknowledges and consents to the foregoing Amendment as of the date hereof, and agrees that the Amended and Restated Nonrecourse Guaranty and Pledge Agreement dated as of June 24, 2003 remains in full force and effect, and the undersigned confirms and ratifies all of its obligations thereunder.

AFFINITY GROUP HOLDING, INC.
By:
Name:
Title:

        SIGNATURE PAGES OF AGENTS AND REQUIRED SENIOR LENDERS

ADMINISTRATIVE AGENT and SYNDICATION AGENT
CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent and Syndication Agent
By:
Name:
Title:
LENDER
CIBC INC.
By:
Name:
Title:

        SIGNATURE PAGES OF AGENTS AND REQUIRED SENIOR LENDERS

DOCUMENTATION AGENT
GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent
By:
Name:
Title:
LENDER
GENERAL ELECTRIC CAPITAL CORPORATION
By:
Name:
Title:

        SIGNATURE PAGES OF REQUIRED SENIOR LENDERS

LENDER
THE PROVIDENT BANK
By:
Name:
Title:

        SIGNATURE PAGES OF REQUIRED SENIOR LENDERS

[LENDER]
By:
Name:
Title:

        SOLELY WITH RESPECT TO SECTION 2 ABOVE:

FLEET NATIONAL BANK, as retiring Administrative Agent
By:
Name: Peter van der Horst
Title: Director

QuickLinks

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
AGREEMENT OF HOLDING COMPANY AND RATIFICATION OF NONRECOURSE GUARANTY